Exhibit 10.37

COGNOS INCORPORATED

EMPLOYMENT AGREEMENT

(Phillippe Duranton)

This Agreement effective the 16th day of April, 2007 (“Effective Date”) between Cognos Incorporated (“Cognos”) and Phillippe Duranton (“You”) and shall be effective on the date that the Executive commences service with Cognos at its Ottawa facility.

The parties agree as follows:

1.    Duties:

1.01    Cognos will employ you as Senior Vice-President, Human Resources at its office at 3755 Riverside Drive in Ottawa, Ontario, and you accept that employment under the terms set out in this Agreement. You will perform such duties as are reasonably required and consistent with his position.

1.03    You will devote your full time and attention to the business and affairs of Cognos and its affiliates and will not, without consent in writing of Cognos, undertake any other business or occupation or become a director, officer, partner, employee or agent of any other company, firm or individual.

1.04    You may, without the necessity of obtaining any consent, undertake activities of a charitable or community nature and serve in any part-time or temporary post with any charitable organization or professional association, as long as those activities, in the sole discretion of Cognos, do not impair your ability to fulfill your obligations in this Agreement.

1.05    You will well and faithfully serve Cognos and its associated companies and use your best efforts to promote their interests.

2.    Term:    For the purposes of this Agreement, your commencement of service with Cognos will commence on the Effective Date set out above and your employment shall continue for an indefinite term thereafter unless terminated in accordance with this Agreement. No employment with a previous employer, other than Cognos, counts toward your service with Cognos.

3.    Relocation:    You acknowledge that Cognos carries on its operations worldwide and during the course of your employment the location of your employment and reporting arrangements may be changed by Cognos. Your relocation expenses will be reimbursed in accordance with the prevailing Cognos policy.

4.    Hours of Work:    Your days and hours of work will be Monday to Friday, 7.5 hours per day. These days and hours are subject to change by Cognos to meet its needs. You acknowledge that your duties may require extra or irregular hours to meet or fulfill company requirements. There is no compensation for overtime except when authorized in accordance with prevailing Cognos policy.

5.    Compensation & Performance Appraisal:

5.01    Your compensation, that is your base salary and any bonus or incentive element, for the 2008 Cognos fiscal year is set out in Annex A (“Compensation Plan”) and subsequently will be reviewed, and may be adjusted periodically in accordance with prevailing Cognos practice and policies.

5.02    You have no contractual entitlement to any increased or additional compensation (including, without limit, bonus or overtime) except in strict compliance with your Compensation Plan and you have no right to the continuation or renewal of any particular Compensation Plan. The bonus element of your compensation will be determined and paid at the same time as your peers located at the Ottawa office.

5.03    Your base salary will be deemed to accrue from day to day and will be payable in equal semi-monthly installments in accordance with prevailing Cognos policies or practice. You will be paid net of any statutory or authorized deductions and you authorize Cognos to deduct from compensation payable to you the full amount of any debts or advances owed by you to Cognos.

6.    Travel & Expenses:    Your duties may require you to travel away from home on and incur expenses in connection with that travel or other duties under this Agreement. Cognos will reimburse you for all reasonable expenses incurred for travel, accommodation and other incidental costs in accordance with its prevailing travel and expenses policies.

7.    Benefits:

7.01    You will be entitled to receive all benefits generally available to Cognos employees in comparable positions.

7.02    As of your start date, you will be entitled to accrue twenty-five (25) days vacation annually. This vacation entitlement will remain fixed throughout your employment but all other aspects of vacation will be governed by prevailing applicable vacation policies. The taking and time of vacation shall be agreed upon at a time best suited to the needs of Cognos, as determined by your immediate superior. You will be entitled to take twenty (20) days vacation during the period June-September 2007 to attend to personal family affairs in France.

7.02    Cognos will provide you with a company vehicle at its expense. If Cognos terminates your employment without Just Cause, or You terminate your employment at any time for Good Reason, (both terms as defined in Annex B), you will have continued use of the vehicle until the end of the period set out in that sub-section 11.03(a).

7.03    Cognos will reimburse any initiation and annual membership fees to the Ottawa Hunt & Golf Club, or to another club as determined by the Executive and acceptable to Cognos. The payment of these fees is included in the benefits contemplated in sub-section 11.03(c).

7.04    For each of the two years following the Effective Date, Cognos will reimburse you, for airfare incurred for family travel between Canada and Marseille up to annual total of USD$25,000. After that period you will be entitled to reimbursement for airfare incurred for family travel between Canada and Marseille up to annual total of USD$12,500. Reimbursement will be subject to the presentation of acceptable evidence of expenditure.

8.    Personnel Policies:    In addition to the provisions of this Agreement, you will adhere to all policies of general applicability to Cognos employees. Cognos may amend or revoke the provisions of these policies as may be necessary. You will be given reasonable notice of any policy amendment.

9.    Confidential Information and Inventions:

9.01    During the course of your duties, you will acquire information about certain matters that are confidential to Cognos (including, for the purpose of this Agreement, any affiliated companies), and that is the exclusive property of Cognos, including, but not limited to: (a) product design and development information, (b) names, addresses, buying habits and preferences of current customers of Cognos as well as prospective customers, (c) pricing and sales policies, techniques and concepts, and (d) trade secrets and other confidential information concerning the business operations or affairs of Cognos, all of which information is "Confidential Information" for the purposes of this Agreement. Confidential Information does not include: (e) information generally available to or known to the public; (f) information previously known to you; (g) information independently developed by you outside the scope of this Agreement; or (h) information lawfully disclosed to you by a third party.

9.02    You acknowledge that Confidential Information, if disclosed, could be used to the detriment of Cognos. Accordingly, you will not disclose any Confidential Information to any third party either: (a) during the term of your employment with Cognos (whether under this Agreement or any predecessor or successor to it), except as may be necessary for you to properly discharge your duties under this Agreement, or (b) following the termination of your employment, however caused, except with the written permission of Cognos. Any obligations of confidentiality arising under previous agreements with Cognos are continued and amended to conform with the terms of this Agreement. The foregoing restriction does not apply to any information or knowledge that becomes part of the public domain other than by unauthorized disclosure by you.

9.03    Any inventions, discoveries, or copyrightable works developed or contributed to by you during the course of your duties, whether under this Agreement or any predecessor or successor to it, including without limitation: software source or object code (and any underlying algorithms or other components), product or promotional material, manuals, contractual documentation, and training or education materials (individually and collectively, the "Works"), are the sole and exclusive property of Cognos including, without limitation, all copyright and other intellectual property rights in or to the Works. You waive any and all moral rights you may have in any Works. You will execute any additional documents deemed necessary by Cognos to apply for, convey or confirm its rights in or to the Works, whether during or after the termination of this Agreement, however caused. You warrant that any Work does not infringe the copyright or other rights of any third party and that the rights you grant to Cognos in this Agreement are vested in you absolutely and you have not previously assigned, licensed, or in any way encumbered the Work. This Section is binding on your heirs, successors and assigns and will survive the termination of this Agreement.

10.    Computer Security:    It is the policy of Cognos to adhere strictly to the licensing conditions of any software that it uses. You are required to comply with this policy. You will not copy or distribute for your own use or for the use of any other person or company any software used or developed by Cognos without (a) obtaining the authorization of your supervisor and (b) taking all reasonable precautions to ensure that your use of the software neither corrupts nor destroys any existing software or data.

11.    Termination:

11.01    You may resign your employment voluntarily upon giving thirty (30) days prior written notice to Cognos. Cognos may waive the said notice by providing you with pay in lieu of notice. Upon resignation, you will have no entitlement to compensation except for unpaid base salary, reimbursement for expenses contemplated in Section 6, and vacation earned to the effective date of resignation. All of your benefits will cease upon the effective date of your resignation.

11.02    Cognos may terminate your employment at any time for Just Cause, on notice, but without compensation in lieu of notice except for unpaid base salary, reimbursement for expenses contemplated in Section 6, and vacation earned to the date of termination. All of your benefits will cease immediately upon termination of your employment for Just Cause. Any notice given by Cognos terminating your employment as contemplated above will also specify the basis for the ‘Just Cause’ underlying that termination.

11.03    If your employment is terminated by Cognos without Just Cause or you terminate your employment for any Good Reason, then the following provisions shall apply:

(a)    Cognos will pay you a lump sum equal to your prevailing Base Salary and Target Bonus for either (i) eighteen (18) months, or (ii) if such termination occurs within twelve (12) months following the date of any Change of Control (as defined in Annex B, twenty-four (24) months), as the case may be;

(b)    You shall also be entitled to be paid a lump-sum amount in respect of your Target Bonus up to the date of your termination, being the amount of the Target Bonus pro-rated for the period commencing with the start of the fiscal year that you are terminated and ending on the date of the termination of your employment (excluding any notice period provided in this Agreement);

(c)    Cognos will continue, to the extent permitted by its carriers, all benefits and perquisites (including without limit, use of leased automobile, mobile phone or PDA and maintenance of club memberships) for the relevant period as provided in sub-section 11.03(a), but if Cognos cannot continue to provide any benefit, it shall compensate you for the reasonable cost of your obtaining that benefit to the extent you can obtain such benefit from a similar carrier;

(d)    Despite the terms of any plan or agreement to the contrary, all of your entitlements or rights pursuant to any share option or restricted stock shall continue to vest during the eighteen (18) month period following the date of termination, and once vested shall be exercisable in accordance with the terms of the applicable plan.

(e)    Cognos shall reimburse the Executive, upon presentation of the appropriate invoices, to a maximum of $20,000.00 plus GST, for travel and living expenses related to seeking employment opportunities and to obtain outplacement advice in connection with the cessation of his employment.

11.04    If your employment is terminated by Cognos without Just Cause or if you terminate your employment for Good Reason and if that termination by Cognos or by you occurs on or within twelve (12) months following the date of any Change of Control (as defined in Annex B), then, despite the terms of any plan or agreement to the contrary, all of your entitlements or rights pursuant to any share option, restricted stock, deferred bonus or any other plan shall automatically become fully vested, and once vested shall be exercisable in accordance with the terms of the applicable plan.

11.05    The terms “Good Reason”, “Just Cause” and “Change of Control” will have the meanings ascribed thereto in Annex B to this Agreement.

11.06    Coincident with, or immediately following termination of your employment, for whatever reason, you will surrender to Cognos any documents or electronic media containing Confidential Information referred to in Section 9, as well as any other property of Cognos in your control or possession that are not ‘benefits’ as contemplated in Section 11.03 (including without limitation: access passes, equipment, credit cards, keys, books, records, reports, files, manuals, and literature) in good condition, normal wear and tear excepted.

11.07    Except to the extent contemplated in Section 11.03, you shall not be entitled to any bonus or incentive payment which is not earned as of the date of termination of your employment.

11.08    Immediately following termination of your employment, for whatever reason, you will repay any outstanding debts or advances owing by you to Cognos and you authorize Cognos to deduct the amount of those debts or advances from any compensation amount payable to you following your termination.

11.09    You will not at any time after termination of your employment represent yourself as being in any way connected or interested in the business of Cognos or any of its group companies worldwide.

12.    Non-Solicitation of Employees:    You will not, during your employment and for the period ending eighteen (18) months after the date your employment is terminated, without the written consent of Cognos, directly or indirectly (a) employ or retain as an independent contractor any employee of Cognos or any subsidiary or induce or solicit, or attempt to induce, any such person to leave his or her employment, (b) contact or solicit any designated customers of Cognos or any subsidiary for the purpose of selling to those designated customers any products or services which are the same as, or competitive with, the products or services sold or licensed by Cognos Incorporated or any subsidiary. For the purpose of this section, a “designated customer” means a person who was a customer of the Cognos or any subsidiary at any time during the twelve (12) months preceding the date that your employment terminated.

13.    Non-Competition:    Unless such provision is waived by Cognos in writing, you will not, during your employment and for the period ending twelve (12) months after the date your employment is terminated, directly or indirectly or in any manner whatsoever, including either individually, or in partnership, jointly or in conjunction with any other person, or as principal, agent, owner, consultant, contractor, employee, executive, officer, director, advisor or shareholder: (a) be engaged in any undertaking, or (b) have any financial or other interest (including an interest by way of royalty or compensation arrangements) in or in respect of the business of any person which carries on a business; or (c) accept employment with, advise, render or provide services to, lend money to or guarantee the debts or obligations of any person or entity that carries on a business or undertaking anywhere, that is in competition with the products or services created, developed or under development, manufactured or planning to be manufactured, marketed or planning to be marketed, distributed or planning to be distributed, sold or planning to be sold, by Cognos or any subsidiary at the time of your termination or within the six (6) month period prior to that date.

Despite the above, you may own not more than five percent (5%) of any class of securities of an entity, the securities of which are listed on a recognized stock exchange or traded in the over the counter market in the United States or Canada, that carries on a business which is the substantially same as or which competes with the business of Cognos Incorporated or any subsidiary or any of its subsidiaries

14.    Non-Disparagement:    In further consideration of the amounts and rights granted or received or to be granted or received under this Agreement, you will not, during the twelve (12) month period following the termination of your employment (howsoever caused), utter, publish or broadcast any statements that disparage Cognos or any subsidiary (including its subsidiaries) or be critical in any manner or fashion of Cognos or its business, including without limitation, its business strategy, products, management or employees.

15.    Legal Assistance:    You will, during this Agreement and for a period two (2) years following its termination (however caused), supply such information and render such assistance as may be reasonably required by Cognos or any affiliated company in connection with any legal or quasi-legal proceeding to which either is or becomes a party. Cognos will reimburse you for your reasonable expenses in providing the foregoing assistance.

16.    Assignment of Rights:    The rights accruing to Cognos under this Agreement will pass to its successors or assigns. Your rights under this Agreement are not assignable or transferable in any manner except as required or permitted by operation of law.

17.    Notices:    Any notice required or permitted to be given under this Agreement will be given in writing by personal delivery, registered mail or by electronic means with receipt confirmed, to you at your last known address and to Cognos at its head office to the attention of the Chief Legal Officer.

18.    Severability:    If any provision or part of this Agreement is deemed, or found to be, void, unenforceable or invalid by a court of competent jurisdiction, its remaining provisions or parts will remain in full force and effect.

19.    Amendment of Agreement:    Any amendment or modification of this Agreement will be in writing and signed by the parties or it will have no effect.

20.    Governing Law & Arbitration:    This Agreement will be governed by and construed in accordance with the laws of Ontario. The sole forum for any dispute arising from this Agreement or the Executive’s employment with Cognos will the courts of Ontario located in the City of Ottawa, Ontario.

21.    Entire Agreement:    This Agreement, including the Offer Letter attached as Annex C, is the entire agreement between you and Cognos to your employment with Cognos and supersedes all previous agreements. This Agreement and the attachments shall be read and construed as a single document but if there is any conflict between them the conflict shall be resolved in accordance with the following order of precedence: this Agreement, Annex B, Annex C, Annex A (or any subsequent Compensation Plan contemplated in Section 5.01), and the terms of any stock option, restricted stock or other equity award agreement between you and Cognos. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Corporation or its directors, officers and agents to you, except to the extent reduced to writing and included as a term of this Agreement.

24.    Acknowledgement:    You and Cognos acknowledge that each party: (a) has had sufficient time to review and consider this Agreement thoroughly; (b) has read and understands the terms of this Agreement and his or its obligations hereunder; (c) been advised to retain independent legal advice concerning the interpretation and effect of this Agreement, and (d) has entered into this Agreement voluntarily and without any pressure.

IN WITNESS the parties have executed this Agreement as a deed with effect as of the Effective Date.

COGNOS INCORPORATED:

By	/s/ Robert G. Ashe	Chief Executive Officer	February 26, 2007
	Rob Ashe	Title	Date

EMPLOYEE:

	/s/ Phillippe Duranton		April 16, 2007
	Phillippe Duranton		Date

WITNESS:

	/s/ Susan Henry		April 16, 2007
	Susan Henry		Date

ANNEX A

FY08 Compensation Plan

Base Salary:     US $325,000

Signing Bonus:     US $100,000

The signing bonus will be paid to you on the first regular paycheque you receive after the your commencement of employment with Cognos. If you leave without “Good Reason” or your employment is terminated for “Just Cause” on or before the second anniversary of the Effective Date, you will repay the Signing Bonus on a pro rata basis.

Target Bonus:     US $162,500

The actual bonus payable to You will be determined in accordance with Cognos’ Share in Success Program (“SIS”), including the SIS Grid approved by Cognos’ Board of Directors, or subsequently pursuant to any successor or replacement bonus/incentive mechanism established by Cognos in accordance with its practices and procedures.

For the FY08 year only, You will be entitled to not less than a 100% payout of your Target Bonus (US $162,500) unless the Effective Date occurs after May 2, 2007, in which case your 100% payout will be prorated over the period of actual service during the year – based on a 365 day year.

Benefits Summary:

Canadian Benefits Program as amended from time to time by Cognos.

Repayment of Bonus:

If the audited financial statements of Cognos in respect of any fiscal year are, or are required to be, subsequently re-stated in any material respect, and for reasons that the Human Resources Committee of the Cognos’ Board of Directors deems, in its sole discretion, to be based on error, malfeasance or negligence, then any bonus payout based on those financial statements will be recalculated.

If the recalculated bonus payout (“Recalculated Bonus”) is greater or less than the original bonus payout to the Executive prior to the re-statement (“Original Bonus”), the Original Bonus will be adjusted by the difference between the Original Bonus and Recalculated Bonus (the “Adjustment Amount”). If the Original Bonus is greater than the Recalculated Bonus, the Executive will pay within forty-five (45) days the Adjustment Amount to the employing Cognos entity (subject to such other repayment terms as may be approved by the Human Resources Committee of the Board of Cognos). Any repayment made by the Executive to Cognos will be net of any taxes originally withheld at source by Cognos and remitted to any tax authority in respect of the Adjustment Amount (“Tax Withholding Amount”). Any subsequent refund to the Executive of any taxes in respect of the Original Bonus will be immediately payable by Executive to Cognos upon receipt, up to the Tax Withholding Amount. If the Original Bonus is less than the Recalculated Bonus, Cognos will forthwith pay the Adjustment Amount to the Executive, less any deductions at source required by applicable law. This provision forms part of the Agreement and shall be a term of the Executive’s employment, unless otherwise agreed upon, in writing, by Cognos and the Executive.

Annex B

(DEFINITIONS)

1.	“CHANGE OF CONTROL” MEANS:

i.

Cognos Incorporated (hereinafter the “Corporation” for the purposes of this Schedule) is amalgamated, merged, consolidated or reorganized into or with another corporation or other legal person (excluding an Affiliate of the Corporation), and as a result the holders of the voting shares immediately prior to that transaction hold less than a majority of the voting shares after that transaction;

ii.

any individual, entity or group acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Corporation, whether through acquisition of previously issued and outstanding voting shares, or of voting shares that have not been previously issued, or any combination thereof, or any other transaction of similar effect;

iii.

the Corporation sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result the holders of voting shares immediately prior to that transaction hold less than a majority of the voting shares of the acquiring corporation or person immediately after such transaction;

iv.	more than 50% of the voting shares become subject to a voting trust;

v.

a report is filed pursuant to the Canada Business Corporations Act or under the Securities Act, Ontario or the Securities Exchange Act of 1934, as amended, disclosing that any person (as defined in the applicable legislation) has become the beneficial owner of securities representing more than 50% of the voting shares; or

vi.

if, during any period of two consecutive years, the individuals who at the beginning of that period are the directors of the Corporation cease for any reason to be at least a majority of the membership of the Board, unless the election, or the nomination for election by the Corporation’s shareholders, of each director of the Corporation first elected during that period was approved by a vote of at least two-thirds of the directors then still in office who were also directors of the Corporation at the beginning of that period.

Provided that a Change in Control is deemed not to occur solely because any one of the following entities either files or becomes obligated to make a filing or submit a report contemplated above, namely: (i) Corporation, (ii) an entity in which Corporation directly or indirectly beneficially owns 50% or more of the voting securities, (iii) any Corporation sponsored employee stock ownership plan or any other employee benefit plan of Corporation, or (iv) any corporation or legal person similar to the foregoing which is approved by the Board of Directors of Corporation prior to the occurrence of the event that, absent such approval by the Board of Directors of Corporation, would have constituted a Change in Control.

2.	For the purposes of this agreement “Good Reason” means the occurrence of any of the following:

i.

Without your express written consent, the assignment to you of any duties materially inconsistent with your position, duties and responsibilities with Cognos, except in connection with the termination of your employment for Just Cause or as a result of your death, disability or retirement;

ii.	any material reduction in your annual Base Salary, benefits or perquisites, not similarly applied to all senior executives of the Corporation;

iii.

a material reduction in your ability to earn incentive compensation not similarly applied to all senior executives of the Corporation excluding a reduction caused by the failure of Cognos or you to meet incentive compensation targets or goals;

iv.

the failure to continue your participation in any share option, share purchase, profit-sharing, bonus or other incentive compensation plan not similarly applied to all senior executives of the Corporation unless a plan providing a substantially similar opportunity is substituted, and

v.	the location of the Cognos’ facilities where you are based being relocated (a) more than 50 km from its current location and (b) more than 50 km further from your residence, and

vi.	any act or series of acts of Cognos constituting constructive dismissal under the Laws of Ontario.

vii.	Your ceasing to be the most senior Human Resources executive in the Cognos group of companies, excluding any situation that follows or is the result of any Change of Control.

3.	“Just Cause” means:

i.	the willful failure by you to perform your duties (other than by reason of any bona fide disability);

ii.	your misconduct involving the property, business or affairs of Cognos, or in the carrying out of your duties or your theft, fraud or dishonesty;

iii.	your material breach of this Agreement; or

iv.	any other conduct by you that would be determined by the courts of Ontario to constitute just cause from time to time.

Annex C

(Offer Letter)

February 26, 2007

Mr. Philippe Duranton

Hameau des Amandiers

Domaine de Frégate

Saint-Cyr-Sur-Mer

83270

France

Dear Philippe,

Further to our recent conversations, I am pleased to offer you employment with Cognos Incorporated as Senior Vice President, Human Resources, reporting directly to me. Your employment with us will commence as soon as you are reasonable to commence employment but no later than June 1, 2007. However, you use your reasonable best efforts to commence employment on or about April 2, 2007. Our offer of employment comprises the following terms and conditions.

Base Salary & Incentive

Your annual base salary will be $325,000 (all dollar amounts are in U.S. dollars unless otherwise stated). You will also participate in the Company’s incentive plan and, at your level, will be eligible for an annual incentive opportunity of 50% of your base salary (Target Bonus”). The actual percentage payout of your Target Bonus will be based on corporate and individual performance, determined under Cognos Share in Success (SIS) Program (or any successor program), and will be payable following the release of audited financial statements for the fiscal year. Despite the foregoing, you will be guaranteed 100% payout of your Target Bonus for the FY08 fiscal year, unless your employment commences after May 2, 2007, in which case your Target Bonus payout will be pro-rated over your actual period of service based on a 365 day year. Although your compensation is denominated in US dollars, for payroll purposes your compensation will be converted to Canadian dollars. Other aspects of your compensations plan will be reviewed annually and approved by senior management and, if necessary, the Board of Directors, as per the requirements for your role.

Signing Bonus

Upon joining Cognos you will be paid a one-time signing bonus of $100,000 payable on the first pay cheque you receive after commencing employment. Should you leave Cognos without “Good reason” or be terminated for “Just Cause” (both as defined in your Employment Agreement) prior to the second anniversary of your joining date, you will be required to repay the bonus on a pro-rated basis.

Stock Options

We will grant you options to acquire 40,000 shares of Cognos stock under the terms of the Cognos Incorporated 2003-2015 Stock Option Plan, subject to the approval of our Board of Directors. While this award has been approved in principle by the Human Resources and Compensation Committee of the Board the official grant date of the options will be the third (3rd) trading day following the next release of our audited financial results following your start date (“Equity Plan Award Date”). The strike price of your options will be the closing market price the day preceding the Equity Plan Award Date. You must be a Cognos employee on the grant date to be eligible to receive these stock options. Those options will vest equally on the first 4 anniversaries of grant and expire on the 6th anniversary. If you commence employment on or about April 2, 2007, we will make representations to the Human Resources and Compensation Committee of the Board to the effect that your options be granted as at the date of that meeting as an exception to our policy of awarding options on the Equity Plan Award Date. We cannot guarantee that this will be successful or that this may be impossible in order to comply with legal or regulatory obligations.

Restricted Stock Units

Upon joining us, you will be awarded 20,000 Restricted Stock Units (RSUs). These units are granted under the terms of the Cognos Incorporated 2002-2015 Restricted Stock Unit Plan and Grant Agreement which will be provided to you at the time of grant, and are subject to approval by our Board of Directors. The grant date will be the third day following the subsequent release of company financial results after your hire date, as described in the preceding paragraph. RSUs entitle you to acquire common shares of the Company. Each RSU, upon vesting, is exchangeable for 1 Share of Cognos Incorporated common stock. We will make the same representations with respect to RSU’s as undertaken with respect to Stock Options above, subject to the same cautionary language.

Relocation to Ottawa

In recognition of the costs associated with moving to the Ottawa area, Cognos will provide you with relocation assistance, including but not limited to the following:

•	House hunting trip expenses as required;
•	Transportation of your family to Ottawa and associated travel & living expenses;
•	Temporary accommodation for a reasonable period of time, if required;
•	Real estate commissions, reasonable legal fees and mortgage repayment penalty charges in each case associated with the sale of your principle residence
•	Packing, shipping, storing and unpacking of household goods
•	Assistance obtaining any necessary immigration approvals;
•	Services of Dada Destination Services to assist your family with the transition to a new city/country;

Cognos will consider other reasonable relocation-related expenses provided they are approved in advance and supported by receipts. All expenses must be approved by Cognos and supported by receipts.

Should you voluntarily leave within twenty-four (24) months of your employment with Cognos, you will be required to repay the relocation expenses on a pro-rated basis. Ms. Henry will assist you with the coordination of your relocation. Please contact her as soon as possible at (613) 738-1338 extension 3185, or via email at susan.henry@cognos.com.

Tax Advice

To assist you in understanding the tax implications of this offer, we will reimburse, or pay on your behalf, fees incurred to retain the services tax advisors, to a maximum of CDN $15,000. As well, part of your benefit package includes reimbursement for tax advice to a maximum of CDN $15,000 annually and otherwise subject to the enclosed Executive Tax Assistance policy.

Health Benefits

You will be enrolled in the Cognos Incorporated employee benefits program. The Ontario Health Insurance Plan (OHIP) is only effective three months after your arrival in Canada. To cover the initial three months, Cognos will provide you with temporary provincial medical coverage for a period of 3 months. Please complete the enclosed form “Ottawa High Tech OHIP Replacement Enrollment Application” and return it with this offer letter.

Vacation

You will receive 25 days annual vacation accrual. This amount will remain fixed but be governed otherwise by our prevailing policy in that regard.

Other Benefits

Cognos will provide you with a leased car of your choice (to a maximum annual lease rate of CDN $26,000), including maintenance expenses and insurance.

You will receive an annual corporate membership at the Ottawa Hunt & Golf Club consisting of reimbursement of initiation and annual dues.

For each of the two years following the Effective Date, Cognos will reimburse you, for airfare incurred for family travel between Canada and Marseille up to annual total of USD$25,000. After that period you will be entitled to reimbursement for airfare incurred for family travel between Canada and Marseille up to annual total of USD$12,500.

Other

As a senior office of Cognos, you will be subject to the Cognos Insider Trading Policy and its Executive Stock Ownership Guidelines. Copies of these documents are attached.

Enclosed is an Employment Agreement for your review. Please review it carefully. If you have any questions regarding the Agreement please contact John Jussup our Senior Vice President, Chief Legal Officer and Secretary at (613) 738-1338 extension 3364, or via email at john.jussup@cognos.com. Once you are comfortable with the Agreement please sign it and a copy of this letter in the spaces provided and return them to me.

Philippe, I am excited about having you become a member of the Cognos team. I look forward to working with you and I am confident you will find the relationship rewarding and challenging.

Sincerely,

COGNOS INCORPORATED

By:	/s/ Robert G. Ashe
Rob Ashe President & CEO

I ACCEPT THE OFFER OF EMPLOYMENT SET OUT IN THE FOREGOING LETTER.

/s/ Phillippe Duranton
Philippe Duranton

Enclosures:     Employment Agreement

RSU Plan

Stock Option Plan

Insider Trading Policy

Executive Stock Ownership Guidelines

Executive Tax Assistance Policy

Canadian Cognos Benefits Summary

OHIP Replacement Enrollment Application